EXHIBIT 5

Stearns Weaver Miller
Weissler Alhadeff & Sitterson, P.A.

Miami       ■       Ft. Lauderdale       ■       Tampa

January 28, 2005

SFBC International, Inc.
11190 Biscayne Boulevard
Miami, FL 33181

Ladies and Gentlemen:

     We have acted as counsel to SFBC International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of (i) $143,750,000 of aggregate principal of its 2.25% convertible senior notes due 2024 (the “Notes”), and (ii) a maximum of 3,086,445 shares of the Company’s common stock, par value $0.001 per share, issuable upon conversion of the Notes or upon payment of any make-whole premium in connection with a fundamental change (the “Shares”), all of which are to be sold by certain holders of the Notes or Shares (the “Selling Securityholders”) as described in the Registration Statement.

     In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the exhibits thereto; (ii) the Indenture, dated August 11, 2004 (the “Indenture”), by and between the Company and Wachovia Bank, National Association, as trustee, pursuant to which the Notes were issued; (iii) the Registration Rights Agreement, dated August 11, 2004, by and between the Company and UBS Securities, LLC, as initial purchaser; (iv) the form of the Notes; (v) the Certificate of Incorporation and Bylaws of the Company, each as amended; and (vi) such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

     Our opinion expressed below is subject to the qualification that we express no opinion as to any laws of any jurisdiction other than the laws of the State of Florida, the Delaware General Corporation Law and the federal laws of the United States of America.

150 West Flagler Street, Suite 2200 ■ Miami, Florida 33130 ■ Phone (305) 789-3200 ■ Fax (305) 789-3395 ■ www.stearnsweaver.com

SFBC International, Inc.
January 28, 2005

     Based upon the foregoing examination, we are of the opinion that: (i) the Notes are legally issued and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, receivership, arrangement, fraudulent conveyance, moratorium or other similar laws affecting creditor’s rights generally and general principles of equity regardless of whether such enforceability is considered at law or equity; and (ii) the Shares have been duly authorized by the Company, and, when issued and delivered in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

Very truly yours,
/s/ Stearns Weaver Miller Weissler
Alhadeff & Sitterson, P.A.

■      www.stearnsweaver.com      ■